One Stop Systems Reports Q4 2024 Results

Strength in both segments contributed to

consolidated year-over-year revenue growth for Q4 2024

Consolidated revenue increased sequentially every quarter throughout 2024, reflecting the success of the Company’s transformation strategy to higher-growth markets

Management expects double-digit consolidated revenue growth in 2025, driven by anticipated OSS segment revenue of over 20% and consolidated EBITDA break even for the year

ESCONDIDO, Calif. – March 19, 2025 – – One Stop Systems, Inc. ("OSS" or the "Company") (Nasdaq: OSS), a leader in rugged Enterprise Class compute for artificial intelligence (AI), machine learning (ML) autonomy and sensor processing at the edge, reported results for the three- and twelve-month periods ended December 31, 2024. Comparisons for the three- and twelve-month periods are to the same year-ago periods unless otherwise noted.

“I am pleased to report a return to consolidated year-over-year revenue growth for the fourth quarter, as sales from both our OSS and Bressner segments grew at double digit rates. Throughout 2024 we executed on our multi-year transformation, making significant progress in shifting our business toward higher-margin, higher-growth markets. We invested in our platform, strengthened our pipeline, and deepened collaboration with customers developing high-performance, Enterprise Class, edge computing solutions for both commercial and defense applications," stated OSS President and CEO, Mike Knowles.

“As efforts to reposition the Company for revenue growth gained momentum during 2024 and our business model evolved, we adjusted our legacy inventory and program costs to better align with our focus on improving efficiencies and increasing profitability. We believe the progress we made in 2024 strengthened our business, positioning the Company for higher sales and profitability in 2025 and beyond,” concluded Mr. Knowles.

2024 Fourth-Quarter Financial Summary

Consolidated revenue was $15.1 million, compared to $13.2 million in the fourth quarter of 2023. The 15.1% year-over-year increase was a result of a $1.3 million increase in Bressner segment revenue and a $642,000 year-over-year increase in OSS segment revenue. The 10% year-over-year increase in OSS segment revenue was primarily due to higher revenue from defense and commercial customers, as well as new customer-funded development orders, aligned directly with the Company’s strategic focus and plan.

The following table sets forth net revenue by segment for the three months ended December 31, 2024, and December 31, 2023 (Dollars may not calculate due to rounding):

	Three Months Ended
Entity:	December 31, 2024	% of Net Revenue	December 31, 2023	% of Net Revenue	% Change
OSS	$ 7,042,613	46.5%	$ 6,401,047	48.7%	10.0%
Bressner	8,097,533	53.5%	6,754,161	51.3%	19.9%
Total net revenue	$ 15,140,146	100.0%	$ 13,155,209	100.0%	15.1%

During the fourth quarter ended December 31, 2024, the Company took a charge related to contract losses of $1.2 million for incurred and anticipated costs to satisfy performance obligations on a customer-funded development contract that was entered into in 2022. This charge reduced reported gross margin, net income, and adjusted EBITDA for the three- and twelve-month periods ended December 31, 2024. Management does not currently foresee any further charges related to this customer-funded development contract.

Consolidated gross margin percentage was 15.7%, compared to 33.7% in the prior year quarter. Gross margin, excluding the one-time charges, was 23.8%, compared to 33.7% in the same period last year. The decrease in gross margin was primarily due to product mix.

On a segment basis, the OSS segment had a gross margin of 9.4%, compared to 45.9% for the same period a year ago. OSS segment gross margin, excluding the one-time charges, was 26.8%, compared to 45.9%. The decrease from the same period last year was primarily driven by product mix. The Company’s Bressner segment had a gross margin percentage of 21.2%, compared to 22.2% in the same period last year.

Total operating expenses increased 15.1% to $5.5 million. This increase was predominantly attributable to higher general and administrative costs related to planned sales and program management investments made during the quarter.

The Company reported a net loss of $3.1 million, or $(0.15) per share, as compared to a net loss of $278,000, or $(0.01) per share, in the prior year period.

Adjusted EBITDA, a non-GAAP metric, was a loss of $2.3 million, inclusive of $1.2 million in one-time charges, compared to adjusted EBITDA of $322,000 in the prior year period.

As of December 31, 2024, the Company reported cash and short-term investments of $10.0 million and total working capital of $24.0 million, compared to cash and short-term investments of $11.8 million and total working capital of $35.6 million at December 31, 2023. The reduction in cash and short-term investments was primarily driven by the paydown of $1 million of notes payable.

2024 Twelve Months Financial Summary

Consolidated revenue was $54.7 million, compared to $60.9 million for the same period last year. The 10.2% year-over-year reduction in consolidated revenue was primarily a result of approximately $4.8 million related to a former media customer, for whom shipments ceased in the second quarter of 2023. This decrease was partially offset by higher sales to customers in the military and defense end markets. In addition, Bressner segment revenue declined by $2.0 million on a year-over-year basis, associated with slower economic activity in the German economy.

The following table sets forth net revenue by segment for the twelve months ended December 31, 2024, and December 31, 2023 (Dollars may not calculate due to rounding):

	Twelve Months Ended
Entity:	December 31, 2024	% of Net Revenue	December 31, 2023	% of Net Revenue	% Change
OSS	$ 24,558,809	44.9%	$ 28,809,888	47.3%	(14.8)%
Bressner	30,135,550	55.1%	32,086,910	52.7%	(6.1)%
Total net revenue	$ 54,694,358	100.0%	$ 60,896,798	100.0%	(10.2)%

For the year ended December 31, 2024, the Company incurred a total of $8.3 million of one-time charges that reduced reported gross margin, net income, and adjusted EBITDA. During the fourth quarter of 2024, the Company took a charge related to contract losses of $1.2 million for incurred and anticipated costs to satisfy performance obligations on a customer-funded development contract that was entered into in 2022. Additionally, during the year, OSS incurred $7.1 million of inventory charges related to obsolete and slow-moving inventory associated with the transition of the Company's business model and operating strategies, as well as slower adoption and movement in certain commercial and defense edge compute markets. Management does not currently foresee any further significant adjustments to costs related to this customer-funded development contract or inventory charges, outside of historical trends.

Consolidated gross margin percentage was 14.1%, compared to 29.5% in the prior year. On a full year basis, consolidated gross margin, excluding one-time charges, was 29.3%, compared to 29.5% in 2023.

On a segment basis, the Company’s OSS segment had a gross margin of 2.5%, compared to 35.6% for the same period a year ago. OSS segment gross margin, excluding one-time charges, was 36.4%, up from 35.6% for 2023. The Company’s Bressner segment had a gross margin of 23.5%, compared to 24.0% in the same period last year.

Total operating expenses decreased 18.6% to $21.1 million. This decrease was predominantly attributable to a charge of $5.6 million for an impairment of goodwill that occurred during the 2023 twelve-month period, the elimination of costs associated with organizational restructuring, timing of certain new product introduction activities and the deployment of engineering resources onto customer funded development efforts, partially offset by increased costs for personnel and for tradeshow participation.

The Company reported a net loss of $13.6 million, or $(0.65) per share, as compared to a net loss of $6.7 million, or $(0.32) per share, in the prior year. Non-GAAP net loss and loss per share was $11.6 million, or $(0.56) per share, as compared to non-GAAP net loss and loss per share of $415,000, or $(0.02) per share, in the prior year period. Net loss and non-GAAP net loss for the period ended December 31, 2024, are inclusive of $8.3 million of one-time charges.

Adjusted EBITDA, a non-GAAP metric, was a loss of $10.3 million, inclusive of $7.1 million of inventory-related charges and a $1.2 million contract loss related to a customer-funded development contract that was entered into in 2022, compared to adjusted EBITDA of $1.1 million in the prior year.

2025 Full Year Outlook

The Company anticipates consolidated revenue of $59 to $61 million for the full year of 2025. This includes expected OSS segment revenue of approximately $30 million, representing over 20% year-over-year growth in the OSS segment. In addition, the Company expects to be EBITDA break-even for the full year of 2025. Management expects revenue and profitability to improve at a higher rate in the second half of 2025 based on current trends and the Company’s expanding sales pipeline.

Conference Call

OSS will hold a conference call to discuss its results for the fourth quarter of 2024, followed by a question-and-answer period.

Date: Wednesday, March 19, 2025

Time: 10:00 a.m. ET (7:00 a.m. PT)

Toll-free dial-in: 1-800-717-1738

International dial-in: 1-646-307-1865

Conference ID: 35863 (required for entry)
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1706031&tp_key=7e52a82afd

A replay of the call will be available after 1:00 p.m. ET on March 19, 2025, through April 2, 2025.

Toll-free replay: 1-844-512-2921

International replay: 1-412-317-6671

Passcode: 1135863

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a leader in AI enabled solutions for the demanding ‘edge’. OSS designs and manufactures Enterprise Class compute and storage products that enable rugged AI, sensor fusion and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI enabled solutions require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on X, YouTube, and LinkedIn.

Non-GAAP Financial Measures

We believe that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the Company. The Company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, government funded programs, fair value adjustments from purchase accounting, stock-based compensation expense, and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, we believe that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Our adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. Our adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(3,134,782)	$(277,560)	$(13,634,333)	$(6,716,176)
Depreciation and amortization of intangibles	226,417	263,743	1,041,837	1,077,516
Amortization of right-of-use assets, net of changes in lease liability	(2,488)	(30,208)	29,885	22,592
Stock-based compensation expense	564,176	454,461	1,988,125	2,345,358
Interest expense	3,206	29,662	74,116	117,774
Interest income	(100,805)	(159,487)	(477,745)	(544,958)
Impairment of goodwill	-	-	-	5,630,788
Employee retention credit (ERC)	-	-	-	(1,716,727)
Provision for income taxes	157,120	41,796	726,502	927,128
Adjusted EBITDA	$(2,287,156)	$322,407	$(10,251,613)	$1,143,296

FOOTNOTE: Adjusted EBITDA for the fourth quarter and full year ended December 31, 2024, included a charge related to contract losses of $1.2 million for incurred and anticipated costs to satisfy performance obligations on a customer-funded development contract that was entered into in 2023. Adjusted EBITDA for the full year ended December 31, 2024, also included inventory-related charges of $7.1 million.

(Dollars may not calculate due to rounding)

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. We believe that exclusion of certain selected items assists in providing a more complete understanding of our underlying results and trends and allows for comparability with our peer company index and industry. We use this measure along with the corresponding GAAP financial measures to manage our business and to evaluate our performance compared to prior periods and the marketplace. The Company defines non-GAAP income (loss) as income or (loss) before amortization, government funded programs, impairment of long lived assets, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For the Three Months Ended December 31,		For the Full Year Ended December 31,
	2024	2023	2024	2023
Net loss	$(3,134,782)	$(277,560)	$(13,634,333)	$(6,716,176)
Amortization of intangibles	-	-	-	42,154
Impairment of goodwill	-	-	-	5,630,788
Employee retention credit (ERC)	-	-	-	(1,716,727)
Stock-based compensation expense	564,176	454,461	1,988,125	2,345,358
Non-GAAP net loss	$(2,570,606)	$176,901	$(11,646,208)	$(414,603)
Non-GAAP net loss per share:
Basic	$(0.12)	$0.01	$(0.56)	$(0.02)
Diluted	$(0.12)	$0.01	$(0.56)	$(0.02)
Weighted average common shares outstanding:
Basic	21,120,396	20,632,300	20,953,397	20,854,777
Diluted	21,120,396	20,632,300	20,953,397	20,854,777

FOOTNOTE: Non-GAAP net loss for the fourth quarter and full year ended December 31, 2024, included a charge related to contract losses of $1.2 million for incurred and anticipated costs to satisfy performance obligations on a customer-funded development contract that was entered into in 2023.

Non-GAAP net loss for the full year ended December 31, 2024, also included an inventory charge of $6.1 million.

(Dollars may not calculate due to rounding)

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, our ability to expand our product offerings and further penetrate our target markets, future demand for AI/ML integrations, expected or anticipated increase in revenues, and our business strategies. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our latest Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:
Robert Kalebaugh
One Stop Systems, Inc.
Tel (858) 518-6154

Email contact

Investor Relations:

Andrew Berger

Managing Director

SM Berger & Company, Inc.

Tel (216) 464-6400

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	Audited	Audited
	December 31,	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$6,794,093	$4,048,948
Short-term investments	3,217,065	7,771,820
Accounts receivable, net	8,177,371	8,318,247
Inventories, net	13,176,156	21,694,748
Prepaid expenses and other current assets	836,364	611,066
Total current assets	32,201,048	42,444,829
Property and equipment, net	1,669,026	2,370,224
Operating lease right-of use assets	1,536,094	1,922,784
Deposits and other	38,093	38,093
Goodwill	1,489,722	1,489,722
Total Assets	$36,933,982	$48,265,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,068,017	$1,201,781
Accrued expenses and other liabilities	4,806,675	3,202,519
Current portion of operating lease obligation	285,937	390,926
Current portion of notes payable	1,035,050	2,077,895
Total current liabilities	8,195,679	6,873,121
Deferred tax liability, net	52,574	44,673
Operating lease obligation, net of current portion	1,513,684	1,765,536
Total liabilities	9,761,937	8,683,330
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,148,810 and 20,661,341 shares issued and outstanding at December 31, 2024 and 2023, respectively	2,115	2,066
Additional paid-in capital	49,082,737	47,323,673
Accumulated other comprehensive income	140,254	675,310
Accumulated deficit	(22,053,061)	(8,418,727)
Total stockholders’ equity	27,172,045	39,582,322
Total Liabilities and Stockholders' Equity	$36,933,982	$48,265,652

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars may not calculate due to rounding)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenue:
Product	$14,280,939	$12,335,554	$51,003,350	$59,200,580
Customer funded development	859,207	819,655	3,691,009	1,696,217
	15,140,146	13,155,209	54,694,358	60,896,797
Cost of revenue:
Product	10,829,859	8,229,397	42,953,344	41,907,604
Customer funded development	1,930,800	491,242	4,022,707	1,034,571
	12,760,659	8,720,639	46,976,051	42,942,175
Gross (loss) profit	2,379,487	4,434,570	7,718,307	17,954,622
Operating expenses:
General and administrative	2,413,102	1,970,746	8,971,909	9,264,447
Impairment of goodwill	-	-	-	5,630,788
Marketing and selling	1,821,918	1,667,765	8,005,982	6,651,516
Research and development	1,250,377	1,127,194	4,097,229	4,331,024
Total operating expenses	5,485,397	4,765,704	21,075,120	25,877,775
Loss from operations	(3,105,910)	(331,134)	(13,356,813)	(7,923,153)
Other income (expense), net:
Interest income	100,805	159,487	477,745	544,958
Interest expense	(3,206)	(29,662)	(74,116)	(117,774)
Employee retention credit (ERC)	-	418,431	-	1,716,727
Other income (expense), net	30,647	(452,886)	45,353	(9,806)
Total other income, net	128,246	95,370	448,982	2,134,105
Loss before income taxes	(2,977,664)	(235,764)	(12,907,831)	(5,789,048)
Provision for income taxes	157,119	41,796	726,502	927,128
Net loss	$(3,134,783)	$(277,560)	$(13,634,333)	$(6,716,176)

Net loss per share:
Basic	$(0.15)	$(0.01)	$(0.65)	$(0.32)
Diluted	$(0.15)	$(0.01)	$(0.65)	$(0.32)

Weighted average common shares outstanding:
Basic	21,120,396	20,632,300	20,953,397	20,854,777
Diluted	21,120,396	20,632,300	20,953,397	20,854,777

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(13,634,333)	$(6,716,176)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	28,082	(95,496)
Loss (gain) on disposal of property and equipment	354	-
Provision for bad debt	85,447	4,160
Impairment of goodwill	-	5,630,788
Warranty reserves	(79,962)	11,846
Amortization of intangibles	-	42,154
Depreciation	1,041,837	1,035,362
Amortization of right-of-use assets	377,206	1,241,445
Inventory reserves	7,348,390	962,458
Stock-based compensation expense	1,988,125	2,345,358
Employee retention credit	-	(1,716,727)
Changes in operating assets and liabilities:
Accounts receivable	(190,339)	3,095,701
Inventories	658,303	(1,636,153)
Prepaid expenses and other current assets	(238,554)	(100,848)
Accounts payable	926,231	(3,408,487)
Accrued expenses and other liabilities	1,928,436	83,789
Operating lease liabilities	(347,321)	(1,218,853)
Net cash provided by operating activities	(108,098)	(439,679)

Cash flows from investing activities:
Redemption of short-term investment grade securities	4,553,535	2,342,552
Purchases of property and equipment, including capitalization of labor	(362,748)	(821,753)
Net cash provided by investing activities	4,190,787	1,520,799

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	237,749	62,422
Payment of payroll taxes on net issuance of employee stock options	(466,762)	(597,856)
Repayments on notes payable	(954,939)	(1,352,637)
Employee retention credit benefit	-	1,716,727
Net cash (used in) provided by financing activities	(1,183,952)	(171,344)

Net change in cash and cash equivalents	2,898,737	909,776
Effect of exchange rates on cash	(153,592)	26,977
Cash and cash equivalents, beginning of period	4,048,948	3,112,196
Cash and cash equivalents, end of period	$6,794,093	$4,048,948